Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

     We hereby consent to the incorporation by reference into the Registration Statements on Form S-8 (File Nos. 333-102236 and 333-109552) pertaining to the Commonwealth Energy Corporation 1999 Equity Incentive Plan, As Amended and to certain Stock Option Agreements of Commonwealth Energy Corporation of our report dated October 24, 2003, with respect to the consolidated financial statements of Commonwealth Energy Corporation included in the Annual Report (Form 10-K) for the year ended July 31, 2003.

/S/ ERNST & YOUNG LLP

Orange County, California
October 29, 2003